Exhibit 99(d)(12)

Registered Shareholder’s Irrevocable Undertaking

Relating to Shares Beneficially held by a Director or Director’s spouse or jointly by a director and his/her spouse

From:                Norma Read

To:                   Uranus

May 2004

Dear Sirs

Proposed Offer on behalf of the Offeror for the whole of the issued share capital of Centaur (the “Company”)

I am/We are the registered holder[s] of the shares in the Company listed in the Schedule to this letter which are beneficially held by [Director/spouse/director and spouse] (the “Beneficial Holder”).

In consideration of your agreeing to make an offer to acquire the whole of the issued share capital of the Company substantially on the terms and subject to the conditions set out in the attached draft press announcement (the “Press Announcement”) (subject to such modifications to it as may be agreed by any director of the Company, I/we agree with you as follows:

1                                         Irrevocable undertakings

1.1                               Acceptance of Offer

In accordance with the instructions of the Beneficial Holder, I/we undertake to accept the offer mentioned above (the “Offer”) in respect of the shares in the Company listed in the Schedule to this letter (and in respect of any other shares in the Company in respect of which the Beneficial Holder may become the beneficial holder and in respect of which I/we will become the registered holder) (the “Shares”).

To fulfil this undertaking, I/we also undertake to return to you, or as you may direct, not later than 3.00 p.m. on the seventh business day after despatch to shareholders of the Company of the formal document containing the Offer (the “Offer Document”), duly completed and signed form(s) of acceptance relating to the Offer in respect of the relevant shares; and either

(i)                                     forward with such form(s) of acceptance the share certificate(s) or other document(s) of title in respect of the relevant Shares; or

(ii)                                  send (or procure that [my/our] CREST sponsor sends) to CRESTCo Limited (“CRESTCo”) not later than 3.00 p.m. on the seventh business day after the date of despatch to shareholders of the Company of the formal document containing the Offer (the “Offer Document”) the relevant Transfer to Escrow instruction accepting the Offer in respect of the relevant Shares.

I shall take all actions referred to in this paragraph in accordance with the procedures set out in the Offer Document.

2                                         Confidentiality

I/We agree to keep confidential any information concerning the Offer and not to deal or recommend others to deal in the shares of the Company before any such information becomes publicly available.

3                                         Conditions and termination

3.1                               Making of Offer

Your agreement to make the Offer is conditional upon:

3.1.1                     the receipt by you not later than the time of release of the Press Announcement of equivalent undertakings (in substantially the same form as this or in such form as you may accept) from the directors of the Company holding shares in it.

3.1.2                     the release of the Press Announcement (with such amendments as you may approve) being authorised by or pursuant to a resolution of the board of directors of the Company, or a duly authorised committee thereof, such authorisation not being withdrawn prior to the release;

3.1.3                     the Press Announcement being released within 2 business days from the date hereof; and

3.1.4                     no event or circumstance occurring or becoming known to you in consequence of which the Panel requires or permits you not to make the Offer.

My/Our obligations shall not be affected by the non-fulfilment of any of these conditions.

3.2                               My/Our obligations under paragraph 1 above are conditional upon the announcement of the Offer, with the Offer being publicly recommended by the board of directors of the Company in that announcement.

3.3                               Lapse

My/Our Obligations shall lapse if:

3.3.1                     the Offer is not made by the posting of the Offer Document within 28 days after the release of the Press Announcement or such later date as the Panel may permit; or

3.3.2                     the Offer lapses or is withdrawn without having become wholly unconditional,

provided that the lapsing of my/our Obligations shall not affect any rights or liabilities under this letter in respect of any prior breaches of them.

4                                         Enforcement

4.1                               Governing law etc.

This letter shall be governed by and construed in accordance with English law and I/we agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this letter and that accordingly any proceedings arising out of or in connection with this letter shall be brought in such courts.

5                                         Interpretation etc.

5.1                               Revised Offers

In this letter, references to the Offer shall include any revised offer by the Offeror, the terms of which in the opinion of the Offeror’s Financial Adviser is/are at least as favourable to shareholders of the Company as the original Offer.

5.2                               Unconditional and irrevocable obligations

Except to the extent otherwise specified, the Obligations set out in this letter are unconditional and irrevocable.

5.3                               Time

Time shall be of the essence in relation to the Obligations set out in this letter.

5.4                               Meaning

References in this letter to the “Obligations” are to my/our undertakings, agreements, warranties, appointments, consents and waivers set out in it. References in this letter to “subsidiaries” include subsidiary undertakings and the expression “subsidiary” has the same meaning as in the Companies Act 1985.

6                                         Third Party Rights

A person who is not party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this letter.

7                                         Customer relationship

I/We confirm that Lazard & Co., Limited is not acting for me/us in relation to the Offer and that will not be responsible to me/us for providing protections afforded to its clients or advising me/us on any matter relating to the Offer. I/We accept this.

SIGNED by
	}	/s/ Norma Read
acting by:

Acknowledged and agreed for

Schedule

Shares to which this letter relates

Registered Holder and Address	No. of Ordinary Shares

Mrs Norma Read	260
Marchfields
6 Ashley Hill Place
Cockpole Green
Wargrave, Berkshire RG10 8NL